Exhibit 99.1

TPI and ENERCON Sign Long-Term Wind Blade Supply Agreement in Turkey

Scottsdale, Ariz., May 7, 2018 (GLOBE NEWSWIRE) – TPI Composites, Inc., (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global manufacturing footprint, announced today that it has signed a multiyear supply agreement with ENERCON GmbH to provide blades from two manufacturing lines for the new EP3 platform turbines for wind markets including Europe and Turkey. The 60-meter class blades will be produced at one of TPI’s facilities in Izmir, Turkey with production planned to commence in Q4 2018.

“We are pleased that ENERCON has chosen TPI as its wind blade partner for Europe and Turkey markets and to add ENERCON as a key customer,” said Steve Lockard, President and CEO of TPI Composites.

TPI has been producing wind blades in Turkey since 2012 and is currently producing wind blades from two facilities in Izmir, Turkey.

With the addition of ENERCON as a customer, TPI now serves the top six global wind turbine OEMs outside of the Chinese market.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates manufacturing facilities throughout the U.S., China, Mexico, and Turkey.

Investor Contact:

investors@tpicomposites.com

480-315-8742